EXHIBIT 12

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

FOR THREE MONTHS ENDED MARCH 31,

(UNAUDITED)

(Dollars in millions)	2009	2008

Income before income taxes (1)	$3,123	$3,194

Add: Fixed charges, excluding capitalized interest	455	486

Income as adjusted before income taxes	$3,578	$3,680

Fixed charges:
Interest expense	$332	$384
Capitalized interest	3	3
Portion of rental expense representative of interest	123	102

Total fixed charges	$458	$489

Ratio of earnings to fixed charges	7.81	7.53

(1)          Income before income taxes excludes (a) amortization of capitalized interest and (b) the company’s share in the income and losses of less-than-fifty percent-owned affiliates.

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SEGMENT INFORMATION

(UNAUDITED)

	Global Services
	Global Technology	Global Business		Systems and	Global	Total
(Dollars in millions)	Services	Services	Software	Technology	Financing	Segments
For the Three Months Ended March 31, 2009:

External revenue	$8,754	$4,397	$4,539	$3,228	$578	$21,498
Internal revenue	342	232	614	176	390	1,754
Total revenue	$9,096	$4,629	$5,153	$3,404	$968	$23,251
Pre-tax income	$1,104	$521	$1,335	$28	$360	$3,348
Revenue year-to-year change	(9.6)%	(10.4)%	(6.5)%	(22.9)%	(5.0)%	(11.2)%
Pre-tax income year-to-year change	11.7%	(10.0)%	5.4%	(80.7)%	(7.2)%	(0.6)%
Pre-tax income margin	12.1%	11.3%	25.9%	0.8%	37.2%	14.4%

For the Three Months Ended March 31, 2008:

External revenue	$9,677	$4,911	$4,847	$4,219	$633	$24,286
Internal revenue	388	258	667	195	386	1,894
Total revenue	$10,065	$5,169	$5,514	$4,414	$1,019	$26,180
Pre-tax income	$988	$579	$1,267	$145	$388	$3,368

Pre-tax income margin	9.8%	11.2%	23.0%	3.3%	38.1%	12.9%

Reconciliations to IBM as Reported:

	For the Three Months Ended	For the Three Months Ended
(Dollars in millions)	March 31, 2009	March 31, 2008
Revenue:
Total reportable segments	$23,251	$26,180
Eliminations/other	(1,540)	(1,679)
Total IBM Consolidated	$21,711	$24,502

Pre-tax income:
Total reportable segments	$3,348	$3,368
Eliminations/other	(226)	(170)
Total IBM Consolidated	$3,122	$3,198

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